Exhibit 99.1

Company Contact: Bradley E. Larson Chief Executive Officer www.readymixinc.com	Investor Contact: Neil Berkman Associates (310) 826-5051 info@BerkmanAssociates.com

FOR IMMEDIATE RELEASE
Ready Mix, Inc. Reports Fourth Quarter and 2007 Results
     LAS VEGAS, NEVADA, March 13, 2008 . . . READY MIX, INC. (RMI) (AMEX:RMX) today announced financial results for the fourth quarter and fiscal year 2007.
Annual Results
     For the year ended December 31, 2007, revenue decreased 7.4% to $77.4 million from $83.6 million for 2006. Cubic yards of concrete sold decreased 10.1% for 2007 compared to 2006, while average unit sales price increased 3.2%. Gross margin decreased to 8.0% of revenue for 2007 from 11.0% for 2006.
     Net income for 2007 decreased to $1.4 million, or $0.36 per diluted share. This compares to net income for 2006 of $3.3 million, or $0.87 per diluted share.
     “While non-residential construction in our primary Phoenix and Las Vegas metropolitan markets remained relatively strong in 2007, demand for our ready-mix products in the residential sector was off sharply for the second consecutive year and has remained weak so far in 2008,” said Chief Executive Officer Bradley Larson. Larson continued: “We responded to the difficult environment we faced in 2007 by maintaining tight control over operating costs even as we developed our access to raw materials, increased our production and distribution capacity, and strengthened our sales and marketing capabilities for the future. We remain bullish about the long-term growth prospects in our markets once this cycle runs its course.”
Fourth Quarter Results
     For the three months ended December 31, 2007, revenue decreased 18.3% to $15.4 million compared to $18.9 million for the fourth quarter of 2006. Gross margin was 3.8% compared to 9.4% a year ago.
     The net loss for the fourth quarter of 2007 was $0.2 million, or $0.05 per diluted share. This compares to net income for the fourth quarter of 2006 of $0.6 million, or $0.16 per diluted share.
Balance Sheet Highlights
     At December 31, 2007, Ready Mix, Inc. reported working capital of approximately $11.8 million, including cash and cash equivalents of $9.2 million, a current ratio of approximately 2.5, and total stockholders’ equity of $29.2 million, or approximately $7.67 per outstanding share. At December 31, 2006, working capital was approximately $10.4 million, including cash and cash equivalents of $8.4 million, the current ratio was approximately 2.1, and stockholders’ equity was $27.5 million.
(more)
3430 East Flamingo • Suite 100 • Las Vegas, Nevada 89121-5018 • (702) 433-2090 • Fax (702) 433 0189

Ready Mix, Inc. Reports Fourth Quarter and 2007 Results
March 13, 2008
Page Two
Conference Call
     Ready Mix, Inc. has scheduled a conference call today at 10:00 a.m. EDT. To participate in the call, dial (212) 231-2901 and ask for the Ready Mix conference call, reservation #21375951. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.readymixinc.com. A replay will be available after 12:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21375951 after 1:00 p.m. EDT.
About Ready Mix, Inc.
     Ready Mix, Inc. (RMI) has provided ready-mix concrete products to the construction industry since 1997. RMI currently operates three ready-mix concrete plants in the metropolitan Phoenix, Arizona area, three plants in the metropolitan Las Vegas, Nevada area, and one plant in Moapa, Nevada. The Company also operates two sand and gravel crushing and screening facilities near Las Vegas, Nevada, which provide raw materials for its Las Vegas and Moapa concrete plants.
Forward-Looking Statements
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and location development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2006, and other subsequent filings by the Company with the Securities and Exchange Commission.
(tables attached)

READY MIX, INC.
STATEMENT OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)
Revenue:
Revenue	$15,099,879	$18,802,654	$75,620,128	$83,151,938
Revenue — related parties	306,402	63,998	1,744,544	436,865

Total revenue	15,406,281	18,866,652	77,364,672	83,588,803

Cost of revenue	14,824,781	17,094,847	71,210,190	74,382,436

Gross profit	581,500	1,771,805	6,154,482	9,206,367

General and administrative expenses	1,110,117	988,179	4,574,463	4,279,252

Income (loss) from operations	(528,617)	783,626	1,580,019	4,927,115

Other income (expense):
Interest income	101,101	97,608	385,353	394,779
Interest expense	(27,937)	(47,286)	(137,533)	(163,229)
Other income	55,270	42,059	283,470	52,941

	128,434	92,381	531,290	284,491

Income (loss) before income taxes	(400,183)	876,007	2,111,309	5,211,606

Income tax (expense) benefit	201,532	(275,858)	(756,107)	(1,872,331)

Net income (loss)	$(198,651)	$600,149	$1,355,202	$3,339,275

Net income (loss) per common share:
Basic	$(0.05)	$0.16	$0.36	$0.88

Diluted	$(0.05)	$0.16	$0.36	$0.87

Weighted average common shares outstanding
Basic	3,809,500	3,807,500	3,808,337	3,807,500

Diluted	3,809,500	3,807,500	3,817,009	3,833,580

READY MIX, INC.
BALANCE SHEETS

	December 31,
	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$9,157,868	$8,369,875
Accounts receivable, net	7,892,523	8,864,436
Inventory	1,151,926	1,301,842
Prepaid expenses	1,156,086	1,169,041
Due from affiliate	37,859	—
Deferred tax asset	359,396	361,206

Total current assets	19,755,658	20,066,400

Property and equipment, net	26,347,234	25,481,056
Refundable deposits	176,188	1,475,297

Total assets	$46,279,080	$47,022,753

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$3,888,856	$4,269,519
Accrued liabilities	2,023,403	2,443,258
Notes payable	2,019,192	2,515,522
Obligations under capital leases	4,634	250,313
Due to affiliate	—	73,395
Income tax payable	11,738	110,458

Total current liabilities	7,947,823	9,662,465

Notes payable, less current portion	7,821,295	8,269,789
Obligations under capital leases, less current portion	—	4,634
Deferred tax liability	1,290,823	1,619,009

Total liabilities	17,059,941	19,555,897

Commitments and contingencies
Stockholders’ equity:
Preferred stock — $.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 3,809,500 and 3,807,500 issued and outstanding	3,810	3,808
Additional paid-in capital	18,190,971	17,793,892
Retained earnings	11,024,358	9,669,156

Total stockholders’ equity	29,219,139	27,466,856

Total liabilities and stockholders’ equity	$46,279,080	$47,022,753